U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person

Kreitzberg, Richard A.
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(Last) (First) (Middle)

3332 El Dorado Loop, S.
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(Street)

Salem, Oregon  97302
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(City) (State) (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

04/30/97
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

OMNI Rail Products, Inc. (formerly Creative Medical Development, Inc.); ORXR
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director(1)                          [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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6. If Amendment, Date of Original (Month/Year)

05/09/97 (2)
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7. Individual or Joint/Group Filing (Check Applicable Line)

 X    Form filed by One Reporting Person
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      Form filed by More than One Reporting Person
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FORM 3 (continued)


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                                     Table I -- Non-Derivative Securities Beneficially Owned
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
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Common Stock                             718,562                     D
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Common Stock                              85,174                     I                    By Spouse
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)


FORM 3 (continued)

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                                    Table II -- Derivative Securities Beneficially Owned
                                (e.g., puts, calls, warrants, options, convertible securities)
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                                                                                                       5. Owner-
                                                    3. Title and Amount of Securities                     ship
                                                       Underlying Derivative Security                     Form of
                           2. Date Exercisable         (Instr. 4)                                         Derivative
                              and Expiration Date   ---------------------------------   4. Conver-        Security:
                              (Month/Day/Year)                            Amount           sion or        Direct      6. Nature of
                              -------------------                         or               Exercise       (D) or         Indirect
                            Date         Expira-                          Number           Price of       Indirect       Beneficial
1. Title of Security        Exer-        tion                             of               Derivative     (I)            Ownership
   (Instr. 4)               cisable      Date         Title               Shares           Security       (Instr.5)      (Instr. 5)
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Series B Preferred Stock    04/30/98(3)  04/30/98(3)   Common stock       73,409          $0.00(3)        D
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Series B Preferred Stock    04/30/98(3)  04/30/98(3)   Common stock        8,701          $0.00(3)        I              By Spouse
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Common Stock Options        04/30/97     02/02/05      Common stock       30,907          $0.72(4)        D
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Series B Preferred Stock    04/30/97     02/02/05      Common stock        3,158          $0.00(4)        D
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Explanation of Responses:

(1) At the time of the filing of the Form 3, the Reporting Person was a director of the Issuer, but was not a 10% owner. The Reporting Person resigned as a director on January 21, 1998. The Reporting Person is currently a 10% owner.

(2) This amendment amends in its entirety the Form 3 filed May 9, 1997.

(3) The Series B Preferred Stock is automatically converted into the issuer's common stock if the issuer reports gross annual revenues of $20,000,000 or annual pre-tax earnings of $1,500,000 during either the fiscal year ending in 1998 or 1999. The issuer did not meet these conditions by its fiscal year ended April 30, 1999, and the Series B Preferred Stock was deemed cancelled and of no further force and effect as of September 7, 1999.

(4) The issuer granted those options in tandem. If the Reporting Person exercised his common stock options and paid the exercise price for them, the issuer issued to him shares of Series B Preferred Stock as well without the payment of any additional consideration.


         /s/ Richard A. Kreitzberg                              02/03/00
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.